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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Nancy King Allan Crawford Investor Relations (770) 206-6200

COMPUCREDIT REPORTS THIRD QUARTER RESULTS

ATLANTA, GA, November 3, 2003—CompuCredit (NASDAQ: CCRT) reported third quarter 2003 net income attributable to common shareholders of $56.5 million, or $1.11 per diluted share, as compared to its third quarter of 2002 net income attributable to common shareholders of $21.0 million, or $0.43 per diluted share. The Company's year to date net income attributable to common shareholders as of September 30, 2003 was $106.6 million, or $2.13 per diluted share, as compared to its year to date net loss attributable to common shareholders of ($15.0) million, or ($0.32) per diluted share as of September 30, 2002.

The net interest margin was 20.9 percent in the third quarter of 2003 as compared to 21.4 percent for the third quarter of 2002. The adjusted charge-off rate was 8.9 percent in the third quarter of 2003 as compared to 8.3 percent for the third quarter of 2002. At September 30, 2003, the 60-plus day delinquency rate was 10.9 percent, as compared to 12.3 percent at September 30, 2002.

Various references within this press release are to the managed credit card receivables underlying the Company's off balance sheet securitization facilities. Performance metrics and data based on these managed receivables are key to any evaluation of the Company's performance in managing (including underwriting, valuing purchased receivables, servicing and collecting) the portfolios of receivables underlying the Company's securitization facilities. Indeed, the Company allocates resources within the Company and manages the Company using financial data and results prepared on a so-called "managed basis." It is also important to analysts, investors and others that the Company provides selected metrics and data on a managed basis because it is through the Company's reporting on this basis that they are able to compare CompuCredit to others within the specialty finance industry. Moreover, the Company's management, analysts, investors and others believe it is critical that they understand the credit performance of the entire portfolio of the Company's managed credit card receivables because it reveals information concerning the quality of loan originations and the related credit risks inherent within the securitized portfolios and the Company's retained interests in the securitization facilities.

Managed receivables data assumes that none of the credit card receivables underlying the Company's off balance sheet securitization facilities were ever transferred to securitization facilities and presents the net credit losses and delinquent balances on the receivables as if the Company had still owned the receivables. Reconciliation of the managed receivables data to CompuCredit's GAAP financial statements requires recognition that substantially all of the Company's credit card receivables had been sold in securitization transactions as of September 30, 2003 (i.e., all but $7.1 million of our originated credit card receivables, which are included at their net book value in other assets in our unaudited condensed consolidated balance sheet as of September 30, 2003); this reconciliation requires the removal of all but $7.1 million of the managed receivables data from the Company's books and records to yield only the $7.1 million of originated credit card receivables and associated statistics under GAAP, coupled with the recording under GAAP of retained interests in various securitization structures.

Further details regarding CompuCredit's second quarter financial performance will be discussed during management's conference call on Tuesday, November 4, 2003 at 8:00 a.m. Eastern Standard Time. The media and public are invited to listen to the live webcast of the call, accessible on the Internet at http://www.CompuCredit.com. The conference call will be archived at the above web site for those interested parties that are unable to attend at this time.

CompuCredit Corporation (NASDAQ: CCRT) is a credit card company that uses analytical techniques to serve consumers it believes to be underserved by traditional grantors of credit. Credit cards marketed by CompuCredit are generally issued by Columbus Bank and Trust Company under an agreement with CompuCredit. For more information about CompuCredit, visit http://www.CompuCredit.com.

CompuCredit Corporation (CCRT)
Financial and Statistical Summary
(Unaudited)

	At or For the Three Months Ended
	September 30, 2003	June 30, 2003 (1)	September 30, 2002
	(In thousands, except per share data)
Common Share Statistics
EPS—Basic	$1.12	$0.43	$0.43
EPS—Diluted	$1.11	$0.42	$0.43
Book Value Per Common Share Outstanding (period end) (2)	$10.90	$9.87	$8.50
Stock Price Per Share (period end)	$17.50	$12.14	$5.30
Total Market Capitalization (period end)	$819,910	$568,201	$244,114
Shares Outstanding (period end)	46,852	46,804	46,059
Weighted Average Shares O/S—Basic	51,299	51,116	51,132
Weighted Average Shares O/S—Diluted	51,870	51,608	51,140
Average Managed Loans Statistics (3)
Average Managed Loans	$2,469,194	$2,359,513	$3,090,254
Average Shareholders' Equity	$529,876	$487,452	$424,477
Net Interest Margin	20.9%	16.4%	21.4%
Return on Average Managed Loans	9.3%	3.7%	2.9%
Return on Average Equity (ROE)	43.4%	17.9%	20.8%
Net Charge-Off Rate	15.5%	20.9%	9.3%
Adjusted Charge-Off Rate	8.9%	11.0%	8.3%
Adjusted Charge-Offs	$54,798	$64,745	$64,080
Risk Adjusted Margin	21.2%	14.5%	17.4%
Operating Ratio	8.8%	8.5%	8.0%
Other Credit Card Income ratio	8.8%	9.3%	6.2%
Period-End Selected Credit Card Data (3)
Total Managed Loans	$2,518,822	$2,242,542	$3,028,500
Delinquency Rate (60+ days)	10.9%	10.5%	12.3%
Number of Accounts	2,637	2,707	4,070
Shareholders' Equity	$560,849	$502,767	$431,782
Equity to Managed Loans Ratio	22.3%	22.4%	14.3%

(1)
Certain amounts have been restated for the effects of the application of the cost recovery method for our Jefferson Capital acquisition of previously charged off receivables operations ($0.4 million increase in net income, or $0.00 per diluted share for the three months ended June 30, 2003). Results for the third quarter reflect the application of the cost recovery method for our Jefferson Capital acquisition of previously charged off paper recovery operations. For further discussion, see Note 1 to our revised March 31, 2003 and June 30, 2003 Form 10-Q/A's filed with the Securities and Exchange Commission today, November 3, 2003.

(2)
Assumes preferred shares are converted into common shares as of end of each period.

(3)
Excludes receivables at or near charge-off at the time of purchase.

CompuCredit Corporation and Subsidiaries
Consolidated Balance Sheets

	(Unaudited) September 30, 2003	December 31, 2002
Assets
Cash and cash equivalents	$100,334	$120,416
Restricted cash	10,528	10,112
Retained interests in credit card receivables securitized	459,353	291,439
Amounts due from securitization	54,275	7,235
Deferred costs, net	11,541	8,314
Software, furniture, fixtures and equipment, net	24,265	29,296
Investment in equity-method investee	6,540	15,593
Investment in previously charged off receivables	6,857	—
Investment in debt securities	24,446	18,819
Prepaid expenses and other assets	21,548	17,691

Total assets	$719,687	$518,915

Liabilities
Accounts payable and accrued expenses	$33,292	$32,570
Notes payable	7,536	—
Deferred revenue	8,026	8,979
Income tax liability	67,357	29,498

Total liabilities	116,211	71,047

Minority interest	42,627	—

Shareholders' equity
Preferred stock, no par value, 10,000,000 shares authorized:
Series A preferred stock, 25,912 and 30,000 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	29,302	32,466
Series B preferred stock, 10,000 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	11,884	11,035
Common stock, no par value, 150,000,000 shares authorized; 47,724,482 and 46,809,165 issued at September 30, 2003 and December 31, 2002, respectively	—	—
Additional paid-in capital	249,482	241,400
Treasury stock, at cost, 872,900 and 832,900 shares at September 30, 2003 and December 31, 2002, respectively	(4,586)	(4,338)
Deferred compensation	(698)	(1,013)
Note issued to purchase stock	—	(500)
Retained earnings	275,465	168,818

Total shareholders' equity	560,849	447,868

Total liabilities and shareholders' equity	$719,687	$518,915

CompuCredit Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2003	June 30, 2003 (1)	September 30, 2002	September 30, 2003	September 30, 2002
	(Dollars in thousands, except per share data)
Net Interest income (expense) (2)	$3,026	$(1,404)	$(4,916)	$(467)	$(4,359)
Other operating income:
Securitization income (loss), net	31,385	—	(18)	31,385	(18)
Income (loss) from retained interests in credit card receivables securitized	76,873	10,766	23,708	123,946	(33,511)
Servicing income	21,303	24,863	31,861	73,832	35,540
Other credit card fees and other income	41,747	39,259	31,063	109,010	96,118
Equity in (loss) income of equity-method investee	(269)	13,612	19,553	27,639	24,097

Total other operating income	171,039	88,500	106,167	365,812	122,226
Other operating expense:
Salaries and benefits	5,619	4,428	5,663	14,388	12,287
Credit card servicing	34,827	33,456	44,005	106,330	79,892
Marketing and solicitation	2,646	2,827	4,361	7,060	9,402
Depreciation	3,906	3,905	3,750	11,676	10,940
Other (3)	11,388	8,783	9,550	28,710	23,666

Total other operating expense	58,386	53,399	67,329	168,164	136,187
Income (loss) before income taxes and minority interest	115,679	33,697	33,922	197,181	(18,320)
Minority interest	(26,938)	—	—	(26,938)	—

Income (loss) before income taxes	88,741	33,697	33,922	170,243	(18,320)
Income taxes	(31,221)	(11,927)	(11,872)	(60,358)	6,412

Net income (loss)	$57,520	$21,770	$22,050	$109,885	$(11,908)

Net income (loss) attributable to common shareholders	$56,496	$20,664	$20,996	$106,647	$(14,995)

Average shares outstanding—basic	51,299	51,116	51,132	51,118	46,547

Average shares outstanding—diluted	51,870	51,608	51,140	51,567	46,547

Net income (loss) per share—basic (4)	$1.12	$0.43	$0.43	$2.15	$(0.32)

Net income (loss) per share—diluted (4)	$1.11	$0.42	$0.43	$2.13	$(0.32)

(1)
Certain amounts have been restated for the effects of the application of the cost recovery method for our Jefferson Capital acquisition of previously charged off receivables operations ($0.4 million increase in net income, or $0.00 per diluted share, and $3.3 million decrease in net income, or $0.06 per diluted share, for the three and six months ended June 30, 2003, respectively). Results for the third quarter reflect the application of the cost recovery method for our Jefferson Capital acquisition of previously charged off receivables operations. For further discussion, see Note 1 to our revised March 31, 2003 and June 30, 2003 Form 10-Q/A's filed with the Securities and Exchange Commission today, November 3, 2003.

(2)
For the three and nine months ended September 30, 2003, includes $236 (in thousands) related to our minority interest partner's share of net interest income.

(3)
Other operating expense includes ancillary product expenses of $420, $507, $1,009, $1,609 and $4,062 (in thousands) for the respective periods.

(4)
For the nine months ended September 30, 2002, the effects of the preferred shares, which are convertible into common shares, were excluded from the EPS computations because their inclusion would have been anti-dilutive.

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COMPUCREDIT REPORTS THIRD QUARTER RESULTS